SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    --------
                                  FORM 8-A12B/A
                                (Amendment No. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               Liz Claiborne, Inc.
             (Exact Name of Registrant as Specified in Its Charter)


               Delaware                                 13-2842791
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)


          1441 Broadway
        New York, New York                                 10018
(Address of Principal Executive Offices)                 (Zip Code)


                                    --------


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                              Name of each exchange on
to be so registered                              which class is to be registered
-------------------                              -------------------------------

Series A Junior Participating
Preferred Stock Purchase Rights                  New York Stock Exchange



Securities to be registered pursuant to Section 12(g) of the Act:


                                      None.


                                    --------


If this form relates to the                 If this form relates to the
registration of a class of                  registration of a class of
securities pursuant to Section 12(b)        securities pursuant to Section 12(g)
of the Exchange Act and is effective        of the Exchange Act and is effective
pursuant to General Instruction             pursuant to General Instruction
A.(c), please check the following           A.(d), please check the following
box. [ ]                                    box. [ ]

                                EXPLANATORY NOTE


     This Registration Statement on Form 8-A12B/A amends the Registration Statement of Liz Claiborne, Inc. (the "Company") on Form 8-A12B filed with the Securities and Exchange Commission on December 7, 1998, which is incorporated herein by reference.



                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 1.  Description of Registrant's Securities to be Registered.
         -------------------------------------------------------

         Item 1 of the Form 8-A12B is hereby amended by adding the following paragraph:

                  "The Company and The Bank of New York ("BONY") executed an Appointment of Rights Agent Agreement (the "Appointment Agreement"), dated November 11, 2001, which appoints BONY as the successor rights agent to Equiserve, Inc. (formerly doing business as First Chicago Trust Company of New York) ("Equiserve"), the original rights agent under the Rights Agreement, dated as of December 4, 1998, between the Company and Equiserve (the "Rights Agreement").

         The Appointment Agreement is attached hereto as Exhibit 1. The foregoing description of the Appointment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such Exhibit.


Item 2.  Exhibits.
         --------

     1. Appointment of Rights Agent Agreement, dated November 11, 2001, between Liz Claiborne, Inc. and The Bank of New York.

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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        LIZ CLAIBORNE, INC.



                                   By:  /s/ Nicholas J. Rubino
                                        ----------------------------------------
                                        Name:  Nicholas J. Rubino
                                        Title: Vice President-Deputy General
                                               Counsel and Secretary



Date: January 30, 2002

                                  EXHIBIT INDEX

Exhibit No.  Description
-----------  -----------

     1. Appointment of Rights Agent Agreement, dated November 11,2001, between Liz Claiborne, Inc. and The Bank of New York.

                                                                       EXHIBIT 1


APPOINTMENT OF RIGHTS AGENT AGREEMENT



                           APPOINTMENT OF RIGHTS AGENT

     APPOINTMENT OF RIGHTS AGENT, dated November 11, 2001, between Liz Claiborne, Inc., a Delaware corporation (the "Company") and The Bank of New York ("BONY") under the RIGHTS AGREEMENT, dated as of December 4, 1998, as amended (the "Rights Agreement"), between the Company and Equiserve, Inc. (formerly doing business as First Chicago Trust Company of New York)("Equiserve"), as Rights Agent.

     WHEREAS, Equiserve has been discharged from its duties under the Rights Agreement, effective as of November 11, 2001; and

     WHEREAS, BONY has indicated its willingness to succeed Equiserve in its capacity as Rights Agent under the Rights Agreement.

          NOW, THEREFORE, the parties hereto agree as follows:

     1. Appointment of Rights Agent. Effective as of November 11, 2001, pursuant to Section 21 of the Rights Agreement, the Company does appoint BONY, and BONY does accept appointment as, Rights Agent under the Rights Agreement, with such powers, rights, duties and responsibilities as are contained therein and herein. Effective for the period from and after November 11, 2001, each reference in the Rights Agreement to the Rights Agent shall be deemed to refer to BONY.

     2.  Concerning  the  Rights  Agent.  Section  18 of  the  Rights  Agreement
         ------------------------------
shall be modified as follows:

          (a) By deleting the phrase "reasonable compensation" and inserting the phrase "compensation agreed to by the Company and the Rights Agent";
          (b) By deleting the phrases "bad faith" and "or breach of this Agreement";
          (c)  By  inserting   the  phrase  "or"  before  the  phrase   "willful
               misconduct".

     3.  Duties of Rights Agent. Section 20(c) shall be modified as follows:
         ----------------------

          (a) By deleting the phrases "bad faith" and "or breach of this Agreement";

          (b)  By  inserting   the  phrase  "or"  before  the  phrase   "willful
               misconduct";
          (c)  By inserting, at the end of the paragraph,  the following clause:
               "; provided, however, that the Rights Agent shall not be liable for any indirect, special, consequential or punitive damages".

     4.   Notices.  Pursuant to Section 25 of the Rights Agreement,  the address
          -------
for any notice or demand authorized by the Rights Agreement to be given or made upon BONY, as Rights Agent, shall be:

                  The Bank of New York
                  101 Barclay Street
                  New York, NY 10286
                  Attention: Stock Transfer Administration

         IN WITNESS WHEREOF, the parties have executed this document as of the date first written above.


                              Liz Claiborne, Inc.

                          By: /s/Robert Vill
                              ------------------------


                              The Bank of New York

                          By: /s/ Edward Timmons
                              ------------------------